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                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Epoch Biosciences, Inc.:


We consent to incorporation by reference in the registration statements (No. 333-88909) on Form S-3 and (Nos. 333-73074 and 333-68068) on Form S-8 of Epoch
Biosciences, Inc. of our report dated January 18, 2002, relating to the balance sheets of Epoch Biosciences, Inc. as of December 31, 2001 and 2000, and related statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001, annual report on Form 10-K of Epoch Biosciences, Inc.

/s/ KPMG LLP





Seattle, Washington
March 28, 2002